MASTER SERVICER COMPLIANCE STATEMENT

§1123 of REGULATION AB

We, Jay Jones Jr. and Michele Olds, the undersigned, duly authorized officers of Nationstar Mortgage LLC dba Mr. Cooper Master Servicing (“MCMS”), a wholly-owned subsidiary of Mr. Cooper Group Inc. or the “Master Servicer”, do certify the following for the year ending December 31, 2024:

(A) a review of such party’s activities during the preceding calendar year or portion thereof and of such party’s performance under this Agreement, or such other applicable agreement in the case of an Additional Servicer, has been made under such officer’s supervision and

(B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, the Servicing Agreement or such other applicable agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

March 7, 2025

Nationstar Mortgage LLC

dba Mr. Cooper Master Servicing

By:

Name: Jay Jones Jr.

Title: Executive Vice President, Servicing

By:

Name: Michele Olds

Title: Senior Vice President, Master Servicing

Mr. Cooper Master Servicing, a DBA of Nationstar Mortgage LLC